NORTH AMERICAN SENIOR FLOATING RATE FUND, INC.
                                 MULTICLASS PLAN

                                  June 23, 1998

I.       Background
         ----------

                  This plan (the "Plan") pertains to the issuance by the North American Senior Floating Rate Fund (the "Fund") of multiple classes of shares and is being adopted by the Fund in anticipation of an order of the Securities and Exchange Commission (the "SEC") granting exemptive relief from certain provisions of Section 18 of the Investment Company Act of 1940, as amended (the "1940 Act"). Reference should be made to the Fund's prospectus for further information about the Fund's multiple class structure.

                  This plan replaces and supersedes in its entirety the North American Senior Floating Rate Fund Multiclass Plan, dated March 10, 1988.

II.      Creation of Classes
         -------------------

                  The Fund's Articles of Incorporation authorize the Fund to issue multiple classes of shares, and specifically provide for three classes of shares, designated "Class A" shares, "Class B" shares and "Class C" shares.

III.     Sales Charges
         -------------

                  Class A shares may be offered for sale at net asset value per share plus a front end sales charge. Certain purchases of Class A shares may qualify for a waived or reduced front end sales charge. In addition, purchases of Class A shares above a certain dollar amount may be offered for sale at net asset value subject to an early withdrawal charge (1% of the dollar amount subject thereto during the first year after purchase). Class A shares are offered upon conversion of Class B and Class C shares at net asset value per share, with no sales charge.

                  Class B shares may be offered at net asset value per share without a front end sales charge but are subject to an early withdrawal charge ("EWC") (currently 3% of the dollar amount subject thereto (which is original purchase price or repurchase price, whichever is lower) during the first year after purchase, and declining to 2.5% the second year, 2% the third year, 1% the fourth year, and 0% thereafter).

                  Class C shares may be sold at net asset value per share without a front end sales charge but subject to an EWC of 1% of the dollar amount subject thereto (which is original purchase price or repurchase price, whichever is lower) on repurchases made within one year of purchase.



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                  The EWC for each class of shares is assessed in compliance with the principles of Rule 6c-10 under the 1940 Act.

                  The sales charges on all classes of shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Fund's prospectus.

IV.      Distribution and Service Fees
         -----------------------------

                  According to a distribution plan adopted pursuant to procedures similar to those applicable under Rule 12b-1 under the 1940 Act ("Rule 12b-1"), Class A shares are subject to a service fee of up to 0.25% of average daily net assets.

                  According to a distribution plan adopted pursuant to procedures similar to those applicable under Rule 12b-1, Class B shares are subject to a service fee of up to 0.25% of average daily net assets and a distribution fee of up to 0.50% of average daily net assets.

                  According to a distribution plan adopted pursuant to procedures similar to those applicable under Rule 12b-1, Class C shares are subject to a service fee of up to 0.25% of average daily net assets and a distribution fee of up to 0.50% of average daily net assets.

V.       Exchange and Conversion Features
         --------------------------------

                  Shares of a particular class of the Fund are exchangeable for shares of portfolios of the North American Funds of the same class as set forth in the Fund's prospectus. Shareholders of the Fund whose shares are repurchased in a monthly repurchase offer may exchange those shares for shares of the same class of certain portfolios of the North American Funds. Exchanges will be at relative net asset value, without the imposition of any front end sales charge. No EWC will be imposed on shares of the Fund making such an exchange. However, Class B and Class C shareholders will be subject to a contingent deferred sales charge ("CDSC") on any North American Funds shares acquired equivalent to the EWC on the Fund shares exchanged. The time of purchase for computing the CDSC periods will be deemed the time of the initial purchase of Fund shares. The CDSC or Early Withdrawal Period will be tolled for any period of time shares are held in the North American Funds Money Market Fund.

                  Shareholders of the North American Funds will have such privilege of exchanging their shares for shares of the Fund as is described in the North American Funds Prospectus. Generally, shareholders of a class of the North American Funds may exchange their shares for shares of the same class of the Fund, at relative net asset value and without imposition of any front end sales charge. These shareholders will become subject to an EWC on Fund shares equivalent to the CDSC applicable to the particular class exchanged, and will


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be deemed to have purchased Fund shares at the time of the initial purchase of
North American Fund shares. The CDSC or Early Withdrawal Period will be tolled for any period of time shares are held in the North American Funds Money Market Fund.

                  Class B shares are convertible into Class A Shares as follows:
On the eighth anniversary of the first business day of the month following the month in which Class B Common Stock shares were purchased by a stockholder, such Class B Common Stock shares (as well as a pro rata portion of any Class B Common Stock shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class B Common Stock shares held by such stockholder) shall automatically convert, based upon relative net asset value, to Class A Common Stock shares without the imposition of any salesload, fee or other charge; provided, however, that such conversion shall be subject to the continuing availability of an opinion of counsel to the effect that the conversion of the Class B Common Stock shares does not constitute a taxable event under federal income tax law. The Board of Directors, in its sole discretion, may suspend the conversion of Class B Common Stock shares if such opinion is no longer available. Upon conversion, these shares will no longer be subject to the service and distribution fee of Class B shares.

                  Class C shares are convertible into Class A shares as follows:
On the tenth anniversary of the first business day of the month following the month in which Class C Common Stock shares were purchased by a stockholder, such Class C Common Stock shares (as well as a pro rata portion of any Class C Common Stock shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class C Common Stock shares held by such stockholder) shall automatically convert, based upon relative net asset value, to Class A shares without the imposition of any salesload, fee or other charge; provided, however, that such conversion shall be subject to the continuing availability of an opinion of counsel to the effect that the conversion of the Class C Common Stock shares does not constitute a taxable event under federal income tax law. The Board of Directors, in its sole discretion, any suspend the conversion of Class C Common Stock shares if such opinion is no longer available. Upon conversion, these shares will no longer be subject to the service and distribution fee of Class C shares.

                  There are no automatic conversion features for Class A shares.

VI.      Allocation of Expenses
         ----------------------

                  Expenses of the Fund are borne by the various classes of the Fund on the basis of relative net assets. The fees identified as "class expenses" (see below) are to be allocated to each class based on actual expenses incurred, to the extent that such expenses can properly be so allocated. To the extent that such expenses cannot be properly allocated, such expenses are to be borne by all classes on the basis of relative net assets.



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                  The following are "class expenses":

                  (i) transfer and shareholder servicing agent fees and shareholder servicing costs;

                  (ii) printing and postage expenses related to preparing and distributing to the shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;

                  (iii) Blue Sky and SEC registration fees incurred by a class;

                  (iv) professional fees relating solely to such class;

                  (v) Directors' fees, including independent counsel fees, relating to one class; and

                  (vi) shareholder meeting expenses for meetings of a particular class.

VI.      Voting Rights
         -------------

                  All shares of the Fund have equal voting rights and will be voted in the aggregate, and not by class, except where voting by class is required by law or where the matter involved affects only one class.

VII.     Amendments
         ----------

                  No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund, as that term is defined in the 1940 Act.